Exhibit 10.2

July 16, 2022

Organicell Regenerative Medicine, Inc.

c/o Mr. Albert Mitrani

4045 Sheridan Avenue

Suite 239

Miami, FL 33140

RE:	BINDING LETTER OF INTENT (“LOI”) FOR THE PURCHASE OF ORGANICELL STOCK

This letter of intent (this “LOI”), when signed where indicated below, shall constitute a binding statement to consummate a transaction by and between Organicell Regenerative Medicine, Inc., a Nevada corporation (“Organicell”) and Beyond 100 FZE, a company incorporated in Dubai (“Beyond”) or any of its affiliate entities (“Investor”). Organicell and Investor are each referred to herein individually, as a “Party” and collectively, as the “Parties.”

The transaction (“Transaction”) contemplates the following:

(i)	the purchase by Investors of a limited amount of common stock of Organicell, and

(ii)	the agreement of Organicell to make agreed upon management changes and implementation of corporate governance policies, board of director (“BOD”) changes and procedures.

The Parties desire to enter into the Transaction on the following terms:

1.	LIMITED STOCK PURCHASE:	Investor agrees to purchase $2,000,000 of shares of Organicell restricted common stock (“Shares”) at a purchase price of $0.02 per share, which shall be used by Organicell for Organicell working capital needs (100,000,000 shares). Said shares will be registered and subsequently unrestricted concurrent with the filing of the S-1 by BOD.

2.	CORPORATE GOVERANCE:	As an inducement for Investors to enter into this LOI, Organicell agrees to timely implement the following corporate governance and other “best practices” procedures, policies and controls during the first 30 days from the Effective Date:

A.	Al Mitrani shall agree to step down as CEO of Organicell. Mr. Mitrani will assume the role as Executive Vice President of Sales and be a member of the Board.

B.	Restructuring of the current BOD whereby new investors will have majority control which shall also include adding new “independent” BOD members, including an “audit committee financial expert,” and other members with compatible finance, scientific, biotech and marketing and sales experience. Dr Bhupendra Kumar Modi (“Dr. Modi”) shall be appointed to the BOD and serve as Chairman of the Board. The Company shall appoint Gurvinder Pal Singh to serve on the BOD.

C.	Establish audit, compensation and corporate governance committees comprised of independent directors.

D.	All cash will be managed and controlled through designated bank accounts controlled by Organicell’s CFO and newly appointed CEO, and/or acting CEO, initially Matt Sinnreich (one account for investment proceeds and receipts and another account for expenses), separate and exclusive of all current accounts.

E.	The parties agree to the attached Exhibit A - Projected operating budget.

F.	Waiver by all current C-Level executives of any compensation that would be due in connection with a change in control and termination of any current rights in their respective agreements to increases in Base Salary, commissions, and fixed bonuses, and other benefits. George Shapiro’s compensation with respect to his consulting agreement shall be terminated with no further obligation related thereto. Accrued salaries, upon review and acceptance, shall be compensated in the form of cashless warrants, on the same terms as set forth above.

G.	Implementation of policies and procedures to strengthen internal controls with respect to:

●	Cash Management

●	Issuance of Corporate Credit Card(s)

●	Review and approval, and/or renegotiation of agreements and transactions with related parties

●	Financial reporting (including providing periodic financial reports to the BOD as requested by the BOD)

●	Human Resources

H.	The annual salaries of Albert Mitrani and Mari Mitrani shall be set at $300,000 each. Any other benefits shall be in line with the Company’s benefits awarded to C-Level employees approved by the new BOD.

3.	REPRESENTATION	Investor (and any designated BOD member of Investor) and none of its members, shareholders, managers, directors, officers or affiliates is a “bad actor” as defined under Regulation D.

4.	GOOD FAITH:	The Parties have agreed to cooperate and exercise their respective commercially reasonable best efforts in good faith to draft and execute the Definitive Agreements consistent with the terms of this LOI as promptly as reasonably practicable, but in no event, later than August 30, 2022.

5.	EXPENSES:	Each Party to the LOI contemplated hereby shall bear its own legal, accounting and other fees and expenses incurred in connection with the LOI, whether or not the Definitive Agreements are executed.

6.	ADVANCE:	As an inducement for Organicell to enter into this LOI, Investor agrees to advance the amount of $300,000 (“Advance”) upon execution of this LOI. The Advance shall be wired to the Company’s designated bank account by Tuesday July 18, 2022 (expected to take up to 2-3 days to clear into the Company’s US designated bank account) and applied towards the purchase price for the Shares upon close of the Transaction.

In the event the Transaction does not close due to the Company, then Investor shall be entitled to receive reimbursement of the Advance within 30 days or the Investor may elect to convert the Advance into common stock of the Company at price of $0.015 per share. In the event the Transaction does not close due to the Investor, then the Advance shall convert into common stock of the Company at price of $0.02 per share.

7.	BINDING EFFECT:	This LOI is intended to constitute a binding agreement among the Parties.

8.	ROFR:	The Company agrees that Dr. Modi and/or his designated affiliates shall have a right of first refusal (“ROFR”) in connection with the Company’s intentions to enter into any exclusive arrangement providing for manufacturing, distribution, licensing, and commercialization for existing and future products and services to be manufactured, licensed and/or distributed by Organicell or any of its subsidiary entities in India. This ROFR shall expire 18 months from the Closing of the Transaction.

9.	GOVERNING LAW & VENUE:	This LOI shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Florida without regard to the conflicts of law provisions thereof to the extent that such principles would direct a matter to another jurisdiction. The Parties hereto agree that the only Venue for any disputes arising under this LOI or subsequent definitive agreements, shall be Broward County, Florida.

10.	COUNTERPARTS:	This LOI may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement. Photocopies, facsimile transmissions, or email transmissions of Adobe portable document format files (also known as “PDF” files) of signatures shall be deemed original signatures and shall be fully binding on the Parties to the same extent as original signatures.

11.	KEY CONTACTS:	Organicell:

Albert Mitrani Albert@organicell.com Tel: 760 709 2510

Ian Bothwell ian@organicell.com Tel: 310 200 9741

12.	PUBLIC DISCLOSURE:	Without the prior written consent of the other Parties, and unless required by law, rule or regulation or policy of any national securities exchange or similar regulatory body, the Parties shall not make any public disclosure (orally or in writing) prior to the Closing regarding (i) the existence or terms of this LOI; or (ii) identity of the Parties. If a Party is required by law to make such a disclosure, it will provide the other Parties with prompt written notice prior to making such disclosure.

13.	AMENDMENTS; WAIVERS:	This LOI may not be modified, amended or supplemented except by a written instrument signed by the Parties.

14.	HEADINGS:	Section and other headings contained in this LOI are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this LOI or any provision hereof.

15.	CONFIDENTIALITY	THE PARTIES SHALL CONTINUE TO BOUND BY THE TERMS OF THE PRIOR NDA EXECUTED BETWEEN THE PARTIES

SIGNATURE PAGE FOLLOWS

ORGANICELL REGENERATIVE MEDICINE, INC,

a Nevada corporation

By:	/s/ Ian Bothwell
Name:	Ian Bothwell
Title:	Chief Financial Officer

INVESTOR

BEYOND 100 FZE

By:	/s/ Gurvinder Pal Singh
Name:	Gurvinder Pal Singh
Title:	Authorized Signatory

Date:	16 July 2022